EXHIBIT 15

To the Board of Directors and Shareholder of
Allstate Life Insurance Company:

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company and subsidiaries for the three-month and nine-month periods ended September 30, 2004 and 2003, as indicated in our report dated November 10, 2004; because we did not perform an audit, we expressed no opinion on such financial information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, is incorporated by reference in the following Registration Statements:

Forms S-3 Registration Nos.	Forms N-4 Registration Nos.
333-100068	333-114560
333-102319	333-114561
333-102325	333-114562
333-104789	333-102934
333-105331
333-112233
333-112249
333-117685
333-119706
333-119296

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 10, 2004

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